Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Names Matt Powell as General Manager, Heavy Duty Equipment

Racine, WI – October 5, 2021 – Modine Manufacturing Company (NYSE: MOD or the “Company”), a diversified global leader in thermal management technology and solutions, today announced that Matt Powell has been appointed General Manager, Heavy Duty Equipment (“HDE”). In this role, Mr. Powell will lead the HDE business, excluding that portion of the segment focused on electric vehicles (“EV”).  As previously announced, Modine created a separate business unit to focus on the electric vehicle (“EV”) business with a separate leadership team. This realigned and refocused organizational structure will allow Modine to actively market the Company’s current systems and develop new technologies associated with the EV market while delineating and better focusing the Company’s business for our other markets. Joel T. Casterton, who previously led the HDE segment, is leaving Modine later this month to pursue other opportunities outside of the Company.

Mr. Powell most recently served as the President and CEO of Amcor, Inc., a privately-held manufacturer and distributor in the plastics industry.  Prior to that, Mr. Powell spent eight years with Danaher Corporation, where he held roles of increasing responsibility, including Vice President of Service Operations, North America (Gilbarco Veeder-Root) and various business development and marketing leadership roles.

“I am very pleased to welcome Matt to the Modine team,” said Neil D. Brinker, President and CEO.  “The decision to separate the traditional powertrain cooling business from our EV business signals a strategic shift for the Company.  As our customers continue to transition to electric vehicles, we are investing more in the systems and technologies to support these platforms.  This means that we will begin to deemphasize certain products for internal combustion engines as we execute our 80/20 strategy of focusing Company resources on higher growth, higher margin businesses to create a stronger Modine.   Matt is well suited to lead this process given his extensive international experience dealing with organizational change.”

The Company will retain the existing business segments through the remainder of fiscal 2022.  A portion of the Company’s current HDE business is expected to transition to EV over time and the Company plans to shift resources and capital to this business, which offers significantly higher growth potential and margins.  Mr. Powell will be focused on accelerating this transition while improving the profitability and cash flow of the remaining business. He will also evaluate alternatives for certain portions of the business that are not strategic.

Brinker concluded, “I would like to thank Joel Casterton for his leadership of the HDE segment and  his many contributions to Modine.  We wish him the best in his future endeavors.”

About Modine

Modine, with fiscal 2021 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: BHVAC, CIS, HDE, and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

SOURCE: Modine Manufacturing Company

Investor & Media Contact

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com